EXHIBIT 11

                                         WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                                        COMPUTATION OF NET INCOME PER COMMON SHARE
                                     (Dollars in thousands, except per share amounts)


The following table illustrates the potential dilution of outstanding stock options on net income per share computations:

                                                               Three Months Ended                            Nine Months Ended
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                                            Sept. 27, 1996         Sept. 29, 1995        Sept. 27, 1996         Sept. 29, 1995
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
For primary net income per share:

    Weighted average shares outstanding          8,321,000             8,079,000              8,242,000             7,877,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using average market price
                                                   137,000               939,000                315,000               939,000
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    Total                                        8,458,000             9,018,000              8,557,000             8,816,000
=================================================================================================================================

For fully diluted net income per share:

    Weighted average shares outstanding          8,321,000             8,079,000              8,242,000             7,877,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using greater of closing
        market price or average price              137,000             1,004,000                318,000             1,004,000
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    Total                                        8,458,000             9,083,000              8,560,000             8,881,000
=================================================================================================================================

Net income                                     $     2,832          $      8,910            $     9,624           $    22,039
=================================================================================================================================

Primary net income per share                   $       .33          $        .99            $      1.12           $      2.50
=================================================================================================================================

Fully diluted net income per share             $       .33          $        .98            $      1.12           $      2.48
=================================================================================================================================

This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item 601(b)(11).

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